Exhibit 99.1

MTM Technologies Receives NASDAQ Delisting Notice
Company’s Request for Hearing before NASDAQ Panel Accepted;
Reverse Stock Split Expected to Avoid Delisting

STAMFORD, CT – May 19, 2008 – MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, announced it received a NASDAQ Staff Determination on May 14, 2008 indicating MTM’s failure to comply with NASDAQ Marketplace Rule 4310(c)(4)- the minimum bid price requirement- for continued listing, and that its securities are subject to delisting from The Nasdaq Capital Market. Pursuant to the NASDAQ rules, MTM Technologies requested a hearing before a NASDAQ Listing Qualifications Panel (“Panel”) which has been accepted and the Company will continue to pursue the previously announced reverse stock split. The hearing request stays the suspension of trading and delisting of the Company's common stock. Pending the decision by the Panel, the Company's common stock will remain listed under the ticker symbol “MTMC” on the NASDAQ Capital Market.

At the hearing, MTM Technologies will seek an exception to the minimum bid price requirement through at least July 31, 2008 to allow for the reverse stock split to be completed and take effect. The reverse stock split, which should be consummated in June 2008, is expected to increase the Company’s stock price above the minimum bid price of $1.00 per share. There can be no assurance that the Panel will grant MTM Technologies’ request for continued listing.

As announced on May 5, 2008, MTM Technologies filed with the Securities and Exchange Commission (“SEC”) a preliminary information statement on Schedule 14C, which includes additional information about the reverse stock split.  Stockholders are encouraged to read the preliminary information statement on Schedule 14C available on the SEC's website at www.sec.gov or by contacting MTM at 203-975-3700.

MTM Technologies’ Board of Directors set April 28, 2008 as the record date for stockholders entitled to receive the final information statement.

MTM and MTM Technologies are trademarks of MTM Technologies, Inc.

About MTM Technologies, Inc.

MTM Technologies, Inc. is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies.  Partnered with industry-leading technology providers such as Cisco Systems, Citrix, Microsoft, HP, Sun Microsystems, EMC, and Avaya, MTM Technologies offers comprehensive solutions in the areas of access, convergence, consolidation, and virtualization.  In addition, MTM Technologies provides a broad range of managed services, including system monitoring and management, hosting, security management, IP telephony management, and IT support, as well as IT staffing and training services.  For more information, visit www.mtm.com.

 “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings.  The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in  MTM Technologies’ expectations or future events.

For more information, contact:

                                J.W. (Jay) Braukman, III
                                Chief Financial Officer
                                MTM Technologies, Inc.
                                203-975-3700
                                investorrelations@mtm.com